Exhibit G

Execution Version

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of September 14, 2020, by and among Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (the “Purchaser”), and Blueknight Energy Holding, Inc., a Delaware corporation (“Seller”).

RECITALS:

WHEREAS, the Seller owns 2,488,789 Series A Preferred Units (the “Purchased Units”) of Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”); and

WHEREAS, the parties desire that the Seller sell to the Purchaser and that the Purchaser acquire from the Seller the Purchased Units for a purchase price of $5.46 per Purchased Unit, subject to the terms and conditions herein.

AGREEMENT:

NOW, THEREFORE, the parties agree as follows:

1. Sale and Purchase of the Purchased Units.

1.1 Transfer of the Purchased Units. The Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Purchased Units under the Partnership’s Registration Statement on Form S-3 (File Number 333-213872) (the “Registration Statement”).

1.2 Consideration for the Purchased Units. The aggregate consideration to be paid to the Seller by the Purchaser for the Purchased Units is $13,588,787.94 (the “Purchase Price”). The parties agree that, in exchange for delivery of the Purchased Units to The Depository Trust Company (the “DTC”) for credit to the Purchaser or its designated affiliate using a securities intermediary’s account designated by the Purchaser in writing, or such other manner as the Purchaser shall otherwise instruct, the Purchaser shall pay to the Seller the Purchase Price by wire transfer in immediately available funds to an account designated in writing by the Seller.

1.3 The Closing. The closing of the transactions contemplated under this Agreement (the “Closing”) shall occur on September 14, 2020 or another date mutually agreed to by the parties (the “Closing Date”). All actions to be taken at the Closing, all documents and instruments executed and delivered at Closing, and all payments made with respect thereto, shall be considered to have been taken, delivered or made simultaneously, and no such action or delivery or payment shall be considered as complete until all action incident to the Closing has been completed.

2. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as follows, in each case as of the date hereof and as of the Closing Date:

2.1 Corporate Existence. The Seller is a corporation legally existing under the laws of the state of Delaware.

2.2 Authority. The Seller has the full right, capacity and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of the Seller and no other proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer and similar laws affecting creditors’ rights generally or by general principles of equity.

2.3 No Breach. Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby will result in a violation or breach of any term or provision of, constitute a default or acceleration under, or result in the creation of any Lien by virtue of the Seller’s certificate of formation or other organizational documents, any contract, agreement, lease, license or other commitment to which the Seller is a party or by which its assets or properties are bound or violate any statute, rule, regulation or order, writ, injunction or decree of any court, administrative agency or governmental body applicable to the Seller, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller’s ability to perform its obligations hereunder.

2.4 No Consents. No consent, approval, authorization, order, filing or qualification (“consent”) of or with any court, governmental agency or body having jurisdiction over the Seller or any of its properties is required in connection with (i) the offer and sale by the Seller of the Purchased Units in the manner contemplated in this Agreement, (ii) the execution, delivery and performance of this Agreement by the Seller or (iii) the consummation by the Seller of the transactions contemplated by this Agreement, other than (x) filings by the Seller required under Section 13 under the Securities Exchange Act of 1934, as amended, or blue sky laws of any jurisdiction, (y) as have been, or prior to the Closing Date, will be obtained or made and (z) where the failure to obtain such consent would not reasonably be expected to have a material adverse effect on the Seller’s ability to perform its obligations hereunder.

2.5 Litigation. There is no action pending or, to the Seller’s knowledge, contemplated or threatened against or affecting the Seller, its affiliates or any of their respective officers, directors, properties or assets, which relates to or challenges the legality, validity or enforceability of this Agreement or any other documents or agreements executed or to be executed by the Seller pursuant hereto or thereto or in connection herewith or therewith.

2.6 Title to the Purchased Units. As of the date hereof, the Seller beneficially owns and has possession of the Purchased Units. Upon delivery of the Purchased Units in book entry to the brokerage account designated by the Purchaser, against payment therefor as provided in Section 1.2 hereof, the Purchasers will receive from the Seller title thereto, free and clear of all security interests, pledges, liens, mortgages, title restrictions, charges and other encumbrances or adverse claims of any kind, except as described in the Fourth Amended and Restated Partnership Agreement, dated as of September 14, 2011 (the “Partnership Agreement”), with respect to Series A Preferred Units of the Partnership in general (a “Lien”).

2.7 Fees. The Seller is not a party to or in any way obligated under any contract or other agreement, and there are no outstanding claims against it, for the payment of any broker’s or finder’s fee in connection with the sale of the Purchased Units or consummation of the transactions contemplated herein. The Seller agrees to indemnify and hold harmless the Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Seller or alleged to have been incurred by the Seller in connection with the sale of the Purchased Units or the consummation of the transactions contemplated herein.

2.8 Certain Information.

(a) The Seller acknowledges and agrees that (i) the Purchaser currently may have material non-public information regarding the Purchased Units, the Partnership and its business, operations, financial performance, condition (financial or otherwise), cash flows, properties, plans and prospects that the Purchaser cannot disclose or otherwise has not disclosed to the Seller and that may be material to a decision to engage in the transactions contemplated by this Agreement and sell the Purchased Units (“Excluded Information”) and (ii) such Excluded Information may affect the value of the Purchased Units. The Seller understands, based on its experience, the disadvantage to which the Seller is subject due to the disparity of information between the Purchaser and the Seller. Notwithstanding such disparity and its lack of knowledge of the Excluded Information, the Seller has deemed it appropriate to enter into this Agreement, to engage in the transactions contemplated hereby and to sell the Purchased Units. The Seller acknowledges that the transactions contemplated hereby are the result of independent arm’s-length negotiations between the Seller and the Purchaser.

(b) The Seller agrees, to the fullest extent permitted by law, that neither the Purchaser nor any of its affiliates or representatives shall have any liability or responsibility whatsoever to the Seller or any of its affiliates or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from or based on any use or nondisclosure by the Purchaser of Excluded Information or any representations, warranties or statements, whether express or implied, made by the Purchaser or any of its affiliates or representatives that are not expressly set forth in Article 3 hereof, and the Seller hereby irrevocably waives, and releases the Purchaser and its affiliates and representatives from, any such liability or responsibility, except in each case that the foregoing limitations shall not apply to the extent the Purchaser makes the specific representations and warranties set forth in Article 3 hereof, but always subject to the limitations and restrictions contained herein.

2.9 FCPA. None of the Seller nor, to the knowledge of the Seller, any director, officer, agent or employee of the Seller (in their capacity as director, officer, agent or employee) is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

2.10 Money Laundering Laws. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Seller that involve allegations of money laundering is pending or, to the knowledge of the Seller, threatened.

2.11 OFAC. Neither the Seller nor, to the knowledge of the Seller, any director, officer or employee of the Seller (in their capacity as director, officer or employee) has received notice that it is subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as follows, in each case as of the date hereof and as of the Closing Date:

3.1 Corporate Existence. The Purchaser is duly organized and validly existing and in good standing under the laws of the state of Mississippi, with all requisite power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted.

3.2 Authority. The Purchaser has the full right, capacity and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of the Purchaser and no other proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer and similar laws affecting creditors’ rights generally or by general principles of equity.

3.3 No Breach. Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby will result in a violation or breach of any term or provision of, constitute a default or acceleration under, require notice to or consent of any third party to, or result in the creation of any Lien by virtue of the Purchaser’s certificate of formation or other organizational documents, any contract, agreement, lease, license or other commitment to which the Purchaser is a party or by which its assets or properties are bound, or violate any statute, rule, regulation or any order, writ, injunction or decree of any court, administrative agency or governmental body applicable to the Purchaser, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser’s ability to perform its obligations hereunder.

3.4 Fees. The Purchaser is not a party to or in any way obligated under any contract or other agreement, and there are no outstanding claims against it, for the payment of any broker’s or finder’s fee in connection with the purchase of the Purchased Units or consummation of the transactions contemplated herein. The Purchaser agrees to indemnify and hold harmless the Seller from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Purchaser or alleged to have been incurred by the Purchaser in connection with the sale of the Purchased Units or the consummation of the transactions contemplated herein.

3.5 Registration Statement. The Purchaser reasonably believes that the Registration Statement is effective under the Securities Act of 1933, as amended, and that its purchase of the Purchased Units will be made under the Registration Statement.

3.6 FCPA. None of the Purchaser nor, to the knowledge of the Purchaser, any director, officer, agent or employee of the Purchaser (in their capacity as director, officer, agent or employee) is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

3.7 Money Laundering Laws. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Purchaser that involve allegations of money laundering is pending or, to the knowledge of the Purchaser, threatened.

3.8 OFAC. Neither the Purchaser nor, to the knowledge of the Purchaser, any director, officer or employee of the Purchaser (in their capacity as director, officer or employee) has received notice that it is subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4. Conditions to the Parties’ Obligation to Close.

4.1 Closing Conditions of the Seller. The obligation of the Seller to sell and assign the Purchased Units at the Closing is subject to the receipt by the Seller of the Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Seller.

4.2 Closing Conditions of the Purchaser. The obligation of the Purchaser to purchase the Purchased Units from the Seller at the Closing is subject to delivery by the Seller of the Purchased Units to the DTC for credit to the Purchaser using a securities intermediary’s account designated by the Purchaser in writing.

5. Covenants.

5.1 Further Assurances. Each party agrees (a) to execute and deliver, from time to time after the Closing, at the request of the other party, and without further consideration, such additional documents or instruments, and (b) to take such other action as the other party may reasonably require to further evidence the sale of the Purchased Units by the Seller to the Purchaser and to carry out the other transactions contemplated hereby.

6. Termination.

6.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by either party upon a breach in any material respect by the other party of any representation or warranty set forth in this Agreement after providing notice and two business days to cure if such breach was not then cured.

6.2 Automatic Termination. Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:

(a) if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any governmental authority of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; or

(b) if the Closing shall not have occurred by September 18, 2020.

6.3 In the event of the termination of this Agreement as provided in this Section 6, this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any party hereto; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

7. Miscellaneous.

7.1 Survival of Provisions. The representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.8, 3.1, 3.2, 3.3 and 3.5 shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth hereunder shall survive for a period of 12 months, in each case following the Closing Date, regardless of any investigation made by or on behalf of the Seller or the Purchaser. The covenants made in this Agreement shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units.

7.2 Notices. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, air courier guaranteeing overnight delivery, via electronic mail, or personal delivery to the following addresses:

(a) If to the Purchaser:

Ergon Asphalt & Emulsions, Inc.

2829 Lakeland Drive, Suite 2000

Flowood, MS 39232

Attention: Emmitte J. Haddox

Email: emmitte.haddox@ergon.com

If to the Seller:

Blueknight Energy Holding, Inc.

2925 Richmond Avenue

11th Floor

Houston, Texas 77098

Attention: Nimesh Bhakta

Email: nbb@vitol.com

or to such other address as the Seller or the Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of affirmative acknowledgement of receipt by the recipient, if sent via electronic mail; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

7.3 Assignment; Binding Effect. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that an assignment shall not relieve the assigning party of its obligations hereunder.

7.4 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

7.5 Amendment. This Agreement may be modified or amended only by an instrument in writing executed by each of the parties hereto.

7.6 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior understandings, written or oral, with respect to the subject matter hereof.

7.7 Governing Law. This Agreement shall be construed and enforced under and in accordance with, and governed by, the laws of the State of Delaware without regard to any conflicts of laws principles thereof that would result in the application of the laws of any other jurisdiction.

7.8 Construction. As the context requires or permits: pronouns used herein shall include the masculine, the feminine and neuter; terms used in plural shall include the singular, and singular terms shall include the plural; “hereof,” “herein,” “hereunder” and

“hereto” shall refer to this Agreement; and section and paragraph references, when not expressly referring to another agreement or document, shall mean sections or paragraphs in this Agreement.

7.9 Counterparts. This Agreement may be executed originally or by any standard form of telecommunication in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

PURCHASER

ERGON ASPHALT & EMULSIONS, INC.

By:	/s/ J. Baxter Burns, II
	Name:	J. Baxter Burns, II
	Title:	President

SELLER

BLUEKNIGHT ENERGY HOLDING, INC.

By:	/s/ Dana Daigle
	Name:	Dana Daigle
	Title:	Assistant Secretary

[Signature Page to Unit Purchase Agreement]